Exhibit 4.4

SECOND STOCKHOLDERS' AGREEMENTS AMENDMENT
This Second Stockholders' Agreements Amendment dated as of February 7, 2015 (this "Amendment") is an amendment to (i) the Third Amended and Restated Voting Agreement, dated as of December 18, 2013, as amended by Amendment No. 1 dated February 18, 2014 and by the Stockholders' Agreements Amendment dated as of July 11, 2014 (the "Voting Agreement"), among the Company and the investors listed therein; (ii) the Third Amended and Restated Investors' Rights Agreement, dated as of December 18, 2013, as amended by the Stockholders' Agreements Amendment dated as of July 11, 2014, among the Company and the investors listed therein (the "Investors' Rights Agreement");and (iii) the Third Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of December 18, 2013, as amended by the Stockholders' Agreements Amendment dated as of July 11, 2014, among the Company and the investors listed therein (the "ROFR Agreement" and, together with the Voting Agreement and the Investors' Rights Agreement, the "Stockholders' Agreements").
WHEREAS, the undersigned Stockholders are holders of 70% of the Common Stock  issued or issuable upon conversion of the shares of the Company's Series A Convertible Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock") held by the holders thereof (voting as a single class on an as-converted basis);
WHEREAS, Section 7.8 of the Voting Agreement allows for amendment of the Voting Agreement with the written consent of the Company and the holders of 70% of the Common Stock issued or issuable upon conversion of the shares of Series A Preferred Stock held by the holders thereof (voting as a single class on an as-converted basis).
WHEREAS, Section 6.6 of the Investors' Rights Agreement allows for amendment of the Investors' Rights Agreement with the written consent of the Company and the holders of a majority of the Registrable Securities (as defined in the Investors' Rights Agreement) then outstanding.
WHEREAS, Section 6.7 of the ROFR Agreement allows for amendment of the ROFR Agreement with the written consent of the Company and the holders of 70% of the Common Stock  issued or issuable upon conversion of the shares of Series A Preferred Stock held by the holders thereof (voting as a single class on an as-converted basis).
WHEREAS, the Board of Directors of the Company has determined that it is advisable and in the best interests of the Company to raise an aggregate of up to $1,500,000 (the "February Financing") pursuant to the issuance and sale of secured convertible notes (the "February Notes") and warrants pursuant to that certain Notes Purchase Agreement by and among the Company and the investors named therein (as the same may be amended from time to time, the "Purchase Agreement").
WHEREAS, the February Notes will be convertible (i) at the option of the holder, into shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), at any time after the closing of a QPO (as defined in the Purchase Agreement); (ii) at the option of the holder, into either (a) shares of the Common Stock, or (b) shares of the Series A Preferred Stock, at a conversion rate of 1 share for each $1.00 of principal amount remaining, at any time after the closing of an initial public offering that is not a QPO; or (iii) at the option of the holder, into shares of the Series A Preferred Stock at a conversion rate of 1.25 shares for each $1.00 of principal amount remaining, if no initial public offering has been consummated.

WHEREAS, the Company and the undersigned Stockholders desire to amend the Stockholders' Agreements to ensure that the February Notes are included in the provisions of the Stockholders' Agreements, and to add confidentiality provisions to the Investors' Rights Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.          Any references to "Notes" in the Stockholders Agreements shall be deemed to include the February Notes.
2.          The Investors' Rights Agreement is hereby amended by inserting the following provision as Section 3.4 to the Investors' Rights Agreement:
"3.4       Confidentiality.  Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company's intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.4 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company's confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 3.4; (iii) to any Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure."
3.          Miscellaneous.
(a)       Ratification of the Stockholders' Agreements.  Except as specifically amended hereby, the Stockholders' Agreements shall remain in full force and effect and is hereby ratified and confirmed in all respects.

(b)       Counterparts.  This Amendment may be executed in any number of counterparts (including by facsimile or other electronic transmission), each of which shall be an original, but all of which together shall constitute one instrument.
(c)        Governing Law.  This Amendment shall be governed by and construed in accordance with the applicable provisions of the Stockholders' Agreements.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.
COMPANY:
OPGEN, INC.
By:   /s/ C. Eric Winzer
         Name: C. Eric Winzer
        Title: Chief Financial Officer

[Signature Page to Second Stockholder's Agreements Amendment]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

STOCKHOLDERS:

CHL MEDICAL PARTNERS III, L.P.

By:	CHL Medical Partners III, LLC, its General Partner

By:  /s/ Timothy Howe
Name: Timothy Howe
Title:   EVP

CHL MEDICAL PARTNERS III SIDE FUND, L.P.

By:              CHL Medical Partners III, LLC, its
General Partner

By:  /s/ Timothy Howe
Name:  Timothy Howe
Title:    EVP

[Signature Page to Second Stockholder's Agreements Amendment]

STOCKHOLDERS:

HARRIS & HARRIS GROUP, INC.

By:   /s/ Daniel Wolfe
Name:  Daniel Wolfe
 Title:

[Signature Page to Second Stockholder's Agreements Amendment]

STOCKHOLDERS:

jVEN CAPITAL, LLC

By: /s/ Evan Jones
Name:  Evan Jones
 Title:   Authorized Signatory

[Signature Page to Second Stockholder's Agreements Amendment]

STOCKHOLDERS:

VERSANT VENTURE CAPITAL III, L.P.

By:         Versant Ventures III, LLC,
its General Partner

By: /s/ Brian Atwood
Name: Brian Atwood
Title: Managing Director

VERSANT SIDE FUND III, L.P.

By:         Versant Ventures III, LLC,
its General Partner

By: /s/ Brian Atwood
Name: Brian Atwood
Title: Managing Director

[Signature Page to Second Stockholder's Agreements Amendment]